UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant  ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
One Liberty Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Great Neck, New York 11021
(516) 466-3100
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 10, 2024
The annual meeting of stockholders of One Liberty Properties, Inc., a Maryland corporation (“we,” “us”, “our” or the “Company”), will be held at our offices, located at 60 Cutter Mill Road, Suite 303, Great Neck, NY, on Monday, June 10, 2024 at 9:00 a.m., local time, to consider and vote on the following matters:
1.	The election of three Class 1 directors, each to serve until the 2027 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies;
2.	A proposal to approve, by non-binding vote, executive compensation for 2023, as more fully described in the accompanying proxy statement;
3.	A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024; and
4.	Any other business properly brought before the meeting.
The Board of Directors recommends that you vote “FOR” the election of each of the nominees listed in the accompanying proxy statement, “FOR” proposal 2 to approve executive compensation for 2023, and “FOR” proposal 3 to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.
Holders of record of our common stock at the close of business on March 15, 2024 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
It is important that your shares be represented and voted at the meeting. To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.
By Order of the Board of Directors

S. Asher Gaffney, Vice President and Corporate Secretary
April 22, 2024

ONE LIBERTY PROPERTIES, INC.
PROXY STATEMENT
GENERAL
Our Board of Directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2024 annual meeting of stockholders of One Liberty Properties, Inc. The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 on Monday, June 10, 2024 at 9:00 a.m., local time. Our telephone number is (516) 466-3100. The proxies will be voted at the meeting and may also be voted at any adjournments or postponements of the meeting. All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is properly revoked before the meeting.
In this proxy statement, we refer to One Liberty Properties, Inc. as “we”, “our”, “us”, “our company”, to our Board of Directors as the “board of directors”, “Board” or “board” and to our shares of common stock as “common stock” or “shares”.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
What is the purpose of the annual meeting?
At our annual meeting, stockholders will consider and vote on the following matters:
•	the election of three Class 1 directors, each to hold office until the 2027 annual meeting and until their respective successors are duly elected and qualify;
•	a non-binding advisory vote on executive compensation, which we refer to as the “Say-on-Pay Proposal”;
•	the ratification of the appointment of Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for the year ending December 31, 2024; and
•	such other matters as may properly come before the meeting.
How does the board of directors recommend that I vote at the annual meeting?
Our board of directors recommends that you vote:
•	“FOR” the election of each of the nominees listed in this proxy statement as a director (each, a “nominee” and collectively, the “nominees”);
•	“FOR” the Say-on-Pay Proposal; and
•	“FOR” the proposal to ratify the appointment of E&Y as our independent registered public accounting firm for the year ending December 31, 2024.
The persons named as proxies will vote in their discretion on any other matter properly brought before the annual meeting.
Who is entitled to vote?
We are mailing this proxy statement on or about April 26, 2024 to our stockholders of record as of the close of business on March 15, 2024, which we refer to as the “record date”. The record date was established by our board. Stockholders of record as of the close of business on the record date are entitled to receive notice of and to vote their shares at the meeting. As of the close of business on the record date, 21,253,398 shares of our common stock were outstanding and entitled to vote at the meeting. Each outstanding share of common stock entitles the holder to cast one vote on each director to be elected and each other matter to be considered at the meeting. Shares of our common stock constitute our only outstanding class of voting securities and will vote as a single class on all matters to be considered at the annual meeting.

How do I vote?
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC), you are considered the stockholder of record with respect to those shares and the proxy card was sent directly to you by our transfer agent. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:
•	Vote online. You may vote online at www.voteproxy.com. To vote online, you must have your control number provided in the proxy card.
•	Vote by telephone. You may vote by telephone by calling 1-800-PROXIES (1-800-776-9437). To vote by telephone, you must have the control number provided in your proxy card.
•	Vote by regular mail. If you would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
•	Vote by attending the meeting in person.
Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. New York City time, on June 9, 2024. If you vote by telephone or via the internet, it is not necessary to return your proxy card.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, nominee or other similar organization, which we refer to collectively as an “Agent,” then you are the beneficial owner of shares held in “street name,” and a voting instruction form was or should have been forwarded to you by your Agent. As a beneficial owner, you have the right to instruct your Agent on how to vote the shares held in your account. You should instruct your Agent how to vote your shares by following the voting instructions provided by your Agent. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from your Agent.
How will my shares be voted?
If you are a stockholder of record as of the close of business on the record date and you do not mark any selections but return the signed proxy card, your shares will be voted by the proxies named on the proxy card “FOR” each of the nominees listed in this proxy statement, “FOR” the approval of the non-binding Say-on-Pay Proposal, and “FOR” the proposal to ratify the appointment of E&Y as our independent registered public accounting firm for the year ending December 31, 2024. If you are a stockholder of record as of the close of business on the record date and you return the signed proxy card, the proxy holders may vote in their discretion with respect to any other matters that properly come before the meeting. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our board may nominate another individual for election as a director at the annual meeting, and the persons named as proxy holders will vote “FOR” the election of any substitute nominee.
If you are a stockholder of record as of the close of business on the record date and you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting with the properly executed and marked proxy card. Proxy cards so marked should not be mailed to us or to Equiniti Trust Company, LLC, which we refer to as “Equiniti”.
If my shares are held in “street name” by my Agent, will the Agent vote my shares without specific instructions from me?
Not in most circumstances. In the absence of your voting instructions, your Agent may only vote your shares in its discretion on “routine matters” and your Agent may not vote your shares on proposals that are not “routine.” We believe that the proposal to ratify the selection of E&Y is a routine matter on which your Agent can vote on your behalf if you do not furnish voting instructions. All of the other proposals may be considered non-routine matters so your Agent may not be entitled to vote your shares on these proposals without your instructions. A broker non-vote occurs when an Agent does not vote on a particular proposal because the Agent does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. If you hold your shares in street name and do not give the Agent specific voting instructions with respect to the proposals regarding the election of directors and the Say-on-Pay Proposal, your shares will not be voted on those items, and a broker non-vote will occur. If your shares are held in “street name” by your Agent, you should follow the directions provided by your Agent in order to instruct them to how to vote your shares.
Who will count the vote?
A representative of our transfer agent, Equiniti, or another person designated by or at the direction of our board or the chair of the annual meeting will tabulate the votes and act as inspector of elections.
Can I revoke my proxy before it is exercised?
If you hold stock directly in your name, you can revoke your proxy at any time before it is voted at the annual meeting by filing a written revocation with our Office of the Corporate Secretary, or delivering to Equiniti, a properly executed proxy bearing a later date. You may also revoke your proxy with a timely and valid later telephone or Internet vote or by attending the meeting and voting in person. If not so revoked, the shares represented by such proxy will be voted as instructed in the proxy.
If your shares are held in the name of your Agent, you must contact such Agent and comply with the Agent’s procedures if you want to revoke or change the instructions that you previously provided to the Agent.
Attendance at the meeting will not by itself automatically revoke a previously granted proxy.
What constitutes a quorum?
A quorum is the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting on any matter. To constitute a quorum, the holders of at least 10,626,700 shares must be present in person or by proxy at the meeting. Generally, action cannot be taken at the meeting unless a quorum is present.
Abstentions and brokers non-votes will be considered present for the purpose of determining the presence of a quorum.
Is my vote important?
If you do not submit a proxy or vote in person at the annual meeting, it will be more difficult for us to obtain the necessary quorum to hold the annual meeting.
How many votes does it take to approve the items to be voted upon?
The affirmative vote of a majority of the total votes cast “for” and “against” as to a nominee is required for the election of such nominee as director. Accordingly, abstentions and broker non-votes will have no effect on the vote for the election of such nominees.
The affirmative vote of a majority of all of the votes cast at the meeting is required for approval of the Say-on-Pay Proposal and to ratify the selection of E&Y. For the purpose of the Say-on-Pay Proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. For the purposes of the vote on the selection of E&Y, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
Although the Say-on-Pay Proposal is advisory and not binding on the Board or us in any way, the compensation committee and the Board will review the results of the votes and will consider our stockholders’ concerns and take them into account in its future determinations regarding these matters.
Who is soliciting my proxy and who pays the cost?
This solicitation of proxies is made by and on behalf of our board. We will pay the costs of soliciting proxies, including the cost of preparing and mailing this proxy statement and related soliciting materials. In addition to soliciting proxies by mail, our and our affiliates’ officers, directors and employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that Agents will forward proxy soliciting materials to their principals, and that we will reimburse the Agents’ related expenses. We have retained DF King for a fee of $7,000 plus expenses and other customary charges, to aid in the solicitation of proxies from our stockholders. To the extent necessary in order to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, Internet or other means of communication or electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.
What is householding?
Stockholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of stockholders of record, or such stockholder’s Agent, in the case of stockholders whose shares are held in street name, receive contrary instructions. This practice, known as “householding,” is designed to reduce printing and mailing costs. Stockholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their Agent or (2) if they are stockholders of record, direct a written request to: One Liberty Properties, Inc., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Office of the Corporate Secretary.
When are stockholder proposals due for the 2025 Annual Meeting?
We expect that our 2025 annual meeting of stockholders will be held in June 2025.
Our amended and restated bylaws, which we refer to as our bylaws, require that we be given advance written notice of nominations for election to our board and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Office of the Corporate Secretary must receive such notice, as well as the information and other materials required by our bylaws, at our principal executive office not later than 5:00 p.m., Eastern Time, on December 27, 2024 and no earlier than November 27, 2024 for matters or nominations to be properly presented at the 2025 annual meeting of our stockholders.
Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2025 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by the Office of the Corporate Secretary at the address set forth on the cover page of this proxy statement no later than December 27, 2024. Any proposal should be addressed to the Office of the Corporate Secretary and may be included in next year’s proxy materials for our 2025 annual meeting of stockholders only if such proposal complies with the rules and regulations promulgated by the Securities and Exchange Commission, which we refer to as the “SEC.” We are not required to include in our proxy statement or our proxy card relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
What other information about us is available?
Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Office of the Corporate Secretary, to request a copy of our Annual Report on Form 10-K for the year-ended December 31, 2023. This and other important information about us is also available on our web site which is located at www.1liberty.com. Our 2023 Annual Report to Stockholders (the “Annual Report”) accompanies this proxy statement.

GOVERNANCE OF THE COMPANY
General
Our business, property and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our chief executive officer, chairman of the board and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.
During 2023, the board held four meetings. All of our directors attended at least 75% of the total number of meetings of the board and the committees of which such director was a member. Our independent directors meet at regularly scheduled executive sessions without management. We encourage our directors to attend the annual meeting of stockholders, and last year, all of our directors attended this meeting.
Leadership Structure
Our company is led by Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board and Patrick J. Callan, Jr., director, president and chief executive officer. The board of directors designated J. Robert Lovejoy as its “Independent Lead Director.” Among other things, the Independent Lead Director presides over, and proposes the topics to be discussed at executive sessions of the independent directors, recommends to the chairman of the board matters to be considered and materials to be reviewed by the board, participates in meetings of the committees of the board, serves as an independent point of contact for stockholders desiring to communicate with the board and performs such other duties and responsibilities as are assigned to him by a majority of the independent directors.
Risk Oversight
Management is responsible for the day-to-day management of risks we face. Our board of directors has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes, liquidity risks, and other risks (including cybersecurity risks) presented to it from time-to-time by management; our compensation committee oversees risks relating to the compensation of our full-time executive officers; and our nominating and corporate governance committee, which we refer to as the “nominating committee”, oversees corporate governance risks.
A portion of each quarterly meeting of the audit committee is devoted to reviewing with management, among other things, property portfolio issues which could have a material adverse impact on current or future operations or financial condition, including potential or actual impairments, if any, liquidity risks, debt covenants and maturities, lease expirations and, as required, reviewing risks arising from related party transactions. At each audit committee quarterly meeting, (i) one or more of our chief financial officer, our chief accounting officer, senior vice president, the accounting firm performing the internal audit function on our behalf and our independent registered public accounting firm report to the committee with respect to compliance with our internal control policies and (ii) one or more of our chairman of the board, chief executive officer and chief operating officer may attend, as needed, to discuss our operations or other matters. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.
At board meetings, the directors review significant risk issues brought to their attention by management and committees of the board.
Our compensation committee, among other things, reviews our incentive compensation arrangements to ensure that such arrangements do not encourage unnecessary risk taking. The compensation committee believes that the compensation programs which are in place do not give rise to any risk that is reasonably likely to have a material adverse effect on us.
Code of Business Conduct and Ethics
We have adopted an amended and restated code of business conduct and ethics, which we refer to as the “Conduct Code”, that applies to all of our directors, officers and employees. The Conduct Code covers a variety of topics, including conflicts of interest, confidentiality of information, and compliance with laws and regulations. See “Additional Information and Notice of Internet Availability of Proxy Materials” to obtain access for or copies of our Conduct Code. During 2023, there were no waivers of the provisions of the Conduct Code with respect to any of the persons subject thereto. We will post any amendments to, or waivers of, the Conduct Code on our website.
Committees of the Board of Directors
We have three standing committees: audit, compensation and nominating. Our board has adopted corporate governance guidelines that address the make-up and function of the board and a charter for each of these committees. The charter for each committee requires that such committee be comprised of at least three independent directors and in the case of the audit committee, also requires that at least one member of the committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. See “Additional Information and Notice of Internet Availability of Proxy Materials” to obtain access to, or copies of, our corporate governance guidelines and committee charters.
The table below provides membership and meeting information for each of the following committees of the board in 2023:
Name	Audit	Compensation	Nominating
Charles Biederman		✔	Chair
Edward Gellert		✔
J. Robert Lovejoy	✔	Chair
Leor Siri	Chair		✔
Karen A. Till	✔		✔
Number of meetings	4	6	2
Audit Committee
This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence, (iv) the performance of our independent registered public accounting firm, (v) the performance of the accounting firm performing our internal control audit function, (vi) risk oversight responsibilities described in “— Risk Oversight”, and (vii) the preparation of the audit committee report required by the SEC for inclusion in this proxy statement. This committee is also responsible for the selection and engagement of our independent registered public accounting firm, for approving the fees paid to such firm and, except to the extent delegated to another committee, for approving related party transactions.
Compensation Committee
This committee is responsible for, among other things, (i) determining the base salary, annual bonus and perquisites paid to our full-time executive officers, the fees paid to our directors, and the grants of awards to participants under our equity based plans, (ii) amounts paid pursuant to the compensation and services agreement, (iii) overseeing compliance with our stock ownership guidelines, and (iv) the risk oversight activities described in “ — Risk Oversight”. See “Executive Compensation — Compensation Program.”
Nominating and Corporate Governance Committee
This committee is responsible for, among other things, recommending a slate of nominees for election to the board of directors at the annual stockholders’ meeting, recommending committee assignments to the board of directors, identifying and recommending candidates to fill vacancies on the board of directors between annual stockholder meetings, recommending a slate of officers for election by the board of directors at the annual directors’ meeting, proposing, monitoring and recommending changes to our corporate governance guidelines, its risk oversight responsibilities described in “— Risk Oversight” and overseeing the evaluation of the effectiveness of our board of directors and such committee.
Director Qualifications
The board believes that it should be comprised of directors with complementary backgrounds and that directors should, at a minimum, have experience which is relevant to our business or otherwise be of assistance to the board in its deliberations. Our nominating committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. It considers the personal and professional attributes and the experience of each director candidate to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics in order to perform their duties properly and should be willing and able to devote the required amount of time to our business.
When considering candidates for director, the nominating committee will take into account a number of factors, including the following:
•	the candidate’s ability to qualify as an independent director;
•	whether the candidate has relevant business experience;
•	the candidate’s judgment, skill, integrity and reputation;
•	whether the candidate has a background in accounting, finance or other skills deemed relevant by the board; and
•	the size and composition of the existing board.
The nominating committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to our Office of the Corporate Secretary and include:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating committee;
•	the name of and contact information of the candidate;
•
a detailed statement of the candidate’s business and educational experience and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors;

•	information regarding each of the factors listed above sufficient to enable the nominating committee to evaluate the candidate;
•	a statement detailing any relationship between the candidate and any of our competitors, affiliated companies or officers or directors;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.
When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors and others. The nominating committee or its chair will interview a candidate if it believes the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management.
The nominating committee generally intends to recommend that the board nominate incumbent directors whom the committee believes will continue to make contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that such directors have accumulated during their tenure, while contributing to the board’s ability to work as a collective body.
Independence of Directors
The board affirmatively determined that each of (i) Charles Biederman, Edward Gellert, J. Robert Lovejoy, Leor Siri and Karen A. Till, constituting approximately 56% of our directors and (ii) the members of our audit, compensation and nominating committees, is independent. The board based these determinations primarily on a review of our directors’ responses to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with directors and relevant facts and circumstances provided to management of any relationships bearing on the independence of a director.

In evaluating independence, the board applied the independence standards of sections 303A.01 and 303A.02 of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”), as well as our categorical independence standards included in our corporate governance guidelines. The board also applied, with respect to the: (i) audit committee, the independence standards imposed by Rule 10A-3 promulgated under the Exchange Act, and Section 303A.07(a) of the NYSE Manual; and (ii) compensation committee, the independence standards imposed by Rule 10C-1 promulgated under the Exchange Act and Section 303A.02(a)(ii) of the NYSE Manual. See “Additional Information and Notice of Internet Availability of Proxy Materials” for information about accessing our corporate governance guidelines.
Non-Management Director Executive Sessions
In accordance with New York Stock Exchange listing standards, our non-management directors meet regularly in executive sessions without management and our independent lead director presides over such sessions.
Communications with Directors
Stockholders, employees and other interested persons who want to communicate with the board, any committee of the board, or any individual director can write to:
One Liberty Properties, Inc.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Attention: Office of the Corporate Secretary
The Office of the Corporate Secretary will:
•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly; for example, where it is a request for information about the company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each board meeting, the Corporate Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.
In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to “Independent Lead Director” at the address set forth on the first page of this proxy statement. Please note that the envelope must contain a clear notation that it is confidential.
Compensation of Directors
The following table sets forth the cash compensation paid in 2023 to our non-management directors (and the annual retainer paid, to our Chairman and Vice Chairman, who are management directors) for their service on our board and its committees:
		Committee
	Board	Audit	Compensation	Nominating
Annual retainer	$34,650(1)	$12,400	$6,200	$5,200(2)
Participation in meeting	1,000	—	—	—
Chairman’s annual retainer(3)	312,992(4)	15,000	8,500	7,000(5)
Vice Chairman’s annual retainer	125,197(4)	—	—	—
Lead director’s annual retainer	25,000	—	—	—
(1)	For 2024, this retainer is $45,000.

(2)	For 2024, this retainer is $6,200.
(3)	The retainer paid for serving as the chair of a committee is in addition to the retainer for service on such committee.
(4)
Matthew J. Gould and Fredric H. Gould, members of management, were paid the Chairman’s and Vice Chairman’s retainer, respectively. For Mr. M. Gould, such amounts are included under the “Salary” column under “Executive Compensation – Summary Compensation Table.” See “Executive Compensation — Compensation of the Chairman and Vice Chairman of the Board”, “Executive Compensation — Summary Compensation Table” and “Certain Relationships and Related Transactions.” For 2024, the Chairman’s and Vice Chairman’s retainers are $325,512 and $130,205, respectively.

(5)	For 2024, this retainer is $8,500.
In addition, non-management directors are awarded shares of restricted common stock annually — the number of shares varies from year-to-year. The restricted stock vests on a cliff vesting basis five years after the grant, subject to acceleration upon the occurrence of specified events; during the vesting period, the owner is entitled to vote and receive distributions, if any, on such shares but is not entitled to transfer the shares. In 2022 and 2023, each director was awarded 3,350 shares of restricted stock.
Our non-management directors received the following compensation for 2023:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Charles Biederman	57,052	74,002	131,054
Edward Gellert	44,852	74,002	118,854
J. Robert Lovejoy	90,752	74,002	164,754
Leor Siri	71,252	74,002	145,254
Karen A. Till	56,252	74,002	130,254
(1)
Represents the aggregate grant date fair value of these restricted stock awards computed in accordance with Accounting Standards Codification Topic 718—Stock Compensation, which we refer to as “ASC Topic 718”. The closing price per share on January 5, 2023, the grant date, was $22.09.

The table below shows the number of outstanding shares of our unvested restricted stock and the value thereof held by each non-management director at December 31, 2023:
Name	Unvested Restricted Stock (#)	Market Value of Unvested Restricted Stock ($)(1)
Charles Biederman	16,300	357,133
Edward Gellert	8,300	181,853
J. Robert Lovejoy	16,300	357,133
Leor Siri	16,300	357,133
Karen A. Till	13,100	287,021
(1)	The closing price on the NYSE on December 29, 2023 for a share of our common stock was $21.91.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
The following table sets forth, as of March 22, 2024 information concerning shares of our common stock owned by (i) all persons known to own beneficially 5% or more of our outstanding stock, (ii) all directors and nominees for election as directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:
Name	Amount of Beneficial Ownership(1)	Percent of Class
Charles Biederman(2)	46,781	*
Patrick J. Callan, Jr.	377,694	1.8
Edward Gellert	11,650	*
Fredric H. Gould(3)	578,749	2.7
Jeffrey A. Gould(4)(5)	2,648,576	12.5
Matthew J. Gould(4)(6)	2,590,502	12.2
David W. Kalish(7)	406,524	1.9
Isaac Kalish(8)	257,510	1.2
J. Robert Lovejoy(9)	91,449	*
Lawrence G. Ricketts, Jr.	192,101	*
Leor Siri(10)	31,628	*
Karen A. Till	16,498	*
Directors and executive officers as a group (18 individuals)	5,397,689	25.4
Gould Investors L.P.(11)	2,226,689	10.5
BlackRock, Inc.(12)	1,424,223	6.7
The Vanguard Group(13)	1,756,288	8.3
*	Less than 1%
(1)
Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if such person has the right to acquire beneficial ownership of shares within 60 days of March 22, 2024. The percentage of beneficial ownership is based on 21,253,398 shares of common stock outstanding on March 22, 2024.

(2)	Excludes 57,616 shares owned by his spouse, as to which he disclaims any beneficial ownership interest.
(3)	Excludes 50,307 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.
(4)
Matthew J. Gould and Jeffrey A. Gould are deemed to share control of the managing general partner of Gould Investors, and accordingly are deemed to share voting and dispositive power with respect to the shares owned by Gould Investors.

(5)
Includes 393,275 shares of common stock owned directly, 2,226,689 shares of common stock owned by Gould Investors, 14,846 shares of common stock owned by a foundation over which he shares voting and dispositive power, 13,622 shares held by a limited liability company of which he is a manager, and 144 shares owned by the managing general partner of Gould Investors.

(6)
Includes 331,032 shares of common stock owned directly, 2,226,689 shares of common stock owned by Gould Investors, 14,846 shares of common stock owned by a foundation over which he has shared voting and dispositive power, 4,169 shares of common stock owned by a pension trust over which he shares voting and dispositive power, 13,622 shares held by a limited liability company of which he is a manager, and 144 shares owned by the managing general partner of Gould Investors.

(7)
Includes 227,884 shares of common stock owned directly and by his IRA and profit sharing trust, of which he is the sole beneficiary, and 178,640 shares of common stock owned by pension trusts over which he has shared voting and dispositive power. Excludes 1,227 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.

(8)
Includes 78,870 shares of common stock owned directly and 178,640 shares of common stock owned by pension trusts over which he has shared voting and dispositive power. Excludes 2,365 shares held in a custodial account for a child and 8,449 shares held for his child as to which shares he disclaims beneficial ownership.

(9)	Includes shares of common stock owned by his IRA. Excludes 13,136 shares of common stock owned by his wife as to which shares he disclaims beneficial ownership.
(10)	Excludes 287 shares held by his spouse, as custodian for their children, as to which shares he disclaims beneficial ownership.
(11)	Address is 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021. This stockholder is primarily engaged in the ownership and operation of real estate properties held for investment.
(12)
As of December 31, 2023, based (other than with respect to percentage ownership which is based on the number of shares outstanding as of March 22, 2024) on information set forth in Amendment No. 13 to Schedule 13G filed with the SEC on January 26, 2024 by this stockholder whose business address is 55 East 52nd Street, New York, NY 10055. This stockholder reported that it has sole voting power with respect to 1,380,444 shares and sole dispositive power with respect to 1,424,223 shares and that it does not share voting or dispositive power with respect to the shares it beneficially owns.

(13)
As of December 29, 2023, based (other than with respect to percentage ownership which is based on the number of shares outstanding as of March 22, 2024) on information set forth in Amendment No. 11 to Schedule 13G filed with the SEC on February 13, 2024 by this stockholder, whose business address is 100 Vanguard Blvd., Malvern, PA, 19355. This stockholder reported that it has shared voting power with respect to 10,065 shares, sole dispositive power with respect to 1,731,059 shares, shared dispositive power with respect to 25,229 shares and that it does not have sole voting power with respect to any of the shares it beneficially owns.

PROPOSAL 1

ELECTION OF DIRECTORS
Pursuant to our bylaws, the number of our directors is determined by our board of directors. Our board currently consists of nine directors. Pursuant to our charter, the board is divided into three classes of directors, with each director elected by the stockholders generally serving for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and when their successors are duly elected and qualified, with one class up for election at each annual meeting. A director elected by our board of directors to fill a vacancy on the board between meetings of stockholders serves for a term expiring at the next annual meeting of stockholders and when his or her successor is duly elected and qualifies, and such successor will be elected for the remainder of the term of the class of directors in which the vacancy occurred.
Our board, upon the recommendation of the nominating committee, nominated the individuals identified below under the caption “ — Directors who are Nominees for Election” for election as directors at the annual meeting, to serve until the annual meeting indicated and until his or her successor is duly elected and qualifies. As a result, three individuals identified below are to be elected as Class 1 directors, to serve until the 2027 annual meeting of our stockholders and until their respective successors are duly elected and qualify. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.
It is contemplated that all the nominees will stand for election. Should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee recommended by the board of directors.
In an uncontested election, each nominee will be elected only if such director receives the affirmative vote of a majority of the total votes cast “for” and “against” as to such nominee. As set forth in our corporate governance guidelines, any nominee who is an incumbent director but who is not elected by the vote required in the Bylaws, and with respect to whom no successor has been elected, is required to promptly tender an offer to resign to the board for its consideration. The nominating committee will recommend to the board whether to accept the offer to resign. No later than the next regularly scheduled board meeting to be held at least ten days after the date of the election, the board will decide whether to accept such offer and promptly and publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. If the resignation is accepted, the board will leave such position vacant, reduce the size of the board or elect another individual to serve in place of the resigning director. The nominating committee and the board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
If any director resigns or is unable to serve his or her full term, the board, by majority vote of the remaining directors, may elect a nominee to fill the vacancy.
The following tables set forth information concerning the directors who are nominees for election at this year’s annual meeting and whose terms are not expiring:
Directors Who are Nominees for Election
Name	Class	New Term to Expire at Annual Meeting in
Edward Gellert	1	2027
Fredric H. Gould	1	2027
Leor Siri	1	2027

Directors Whose Terms are Not Expiring
Name	Class	Term to Expire at Annual Meeting in
Matthew J. Gould	3	2025
J. Robert Lovejoy.	3	2025
Karen A. Till	3	2025
Charles L. Biederman	2	2026
Patrick J. Callan, Jr.,	2	2026
Jeffrey A. Gould	2	2026
Nominees For Election as Directors
Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Edward Gellert 57 Years
Director since December 2020; Senior Vice President since 2023, and since 2018, Vice President and Managing Director for Commercial Real Estate Debt Investments at Alliance Bernstein; Director of AB Commercial Real Estate Private Debt Fund, LLC since 2021; From 2004 through 2006, he served as portfolio manager, and from 2007 through 2018, he served as senior portfolio manager directing the investment activities of the Avenue Real Estate Strategy at Avenue Capital Group; From 2015 through 2017, he served as Chairman, President and Chief Executive Officer of ACRE Realty Investors, Inc., an NYSE MKT listed company focused on commercial real estate investments; From time-to-time from 1988 to 2001, he served in various capacities with Argent Ventures, Amroc Investments and BRT Realty Trust, predecessor to BRT Apartments Corp. Mr. Gellert also founded EDGE Partners in 2001, where he has served as a co-managing member of joint-venture entities that have developed, repositioned and owned over 1.2 million square feet of properties. Mr. Gellert’s more than 30 years of real estate experience, including investment, portfolio and asset management, lending, distressed-focused investing, restructurings, deal sourcing and the management, operation and development of real estate assets, led our nominating committee to conclude that he should continue to serve on our board.

Fredric H. Gould 88 Years
Vice Chairman since June 2013, Chairman from 1989 through June 2013, Chief Executive Officer from 1999 to 2001 and from 2005 to 2007; From 1997 through 2013, Chairman of Georgetown Partners, the managing general partner of Gould Investors, which is primarily engaged in the ownership and operation of real estate properties held for investments; Since 1984, a director of, and from 1984 through 2013, Chairman of the Board of BRT Apartments; Sole stockholder of Majestic Property Management Corp. for more than the past five years. Director of EastGroup Properties, Inc., a NYSE listed real estate investment trust engaged in the acquisition, ownership and development of industrial properties, from 1998 through 2019. He is the father of Matthew J. Gould and Jeffrey A. Gould. Mr. Gould’s extensive knowledge of our company and his knowledge and experience in business, finance, real estate, tax and accounting matters gained from his more than 50 years of experience in the real estate and finance industries, including his service as the chief executive officer of publicly traded REITs, as a director and a member of the loan committee of two savings and loan associations, and as a director of four publicly traded REITs, led our nominating committee to conclude that he should continue to serve on our board.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Leor Siri 51 Years
Director since 2014; Since 2023, Chief Financial Officer of Rosen Equities, a privately held real estate development and management consortium; From 2014 through 2023, a member of the Management Committee of Silverstein Properties, Inc., a privately held full service real estate development, investment and management firm (“Silverstein”); From 2021 through 2023, Executive Vice President and Treasurer and from 2014 through 2021, Chief Financial Officer of Silverstein; Chief Financial Officer of Ian Schrager Company from 2013 to 2014; Chief Financial Officer and member of the Executive Investment Committee of Seavest Inc., from 2011 to 2013; Chief Accounting Officer, Treasurer and Director of Elad Group, Ltd. from 2006 to 2011; From 1996 to 2006, served in various capacities (including senior manager) at E&Y. Our nominating committee concluded that Mr. Siri’s background as a certified public accountant at a Big Four accounting firm and his experience as chief financial officer of several highly regarded real estate companies equip him with an understanding of financial reporting requirements that is useful in carrying out his responsibilities as a director, including his responsibilities as chair of our audit committee and as our audit committee financial expert.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EDWARD GELLERT, FREDRIC H. GOULD AND LEOR SIRI

Continuing Directors
Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Charles L. Biederman 89 Years
Director since 1989; Chairman from 2008 to 2010 of Universal Development Company, a commercial general contractor engaged in turnkey hotel, commercial and residential projects; Principal of Sunstone Hotel Investors, LLC, a company engaged in the management, ownership and development of hotel properties, from 1994 to 2007; Executive Vice President of Sunstone Hotel Investors, Inc., a real estate investment trust engaged in the ownership of hotel properties, from 1994 to 1998 and Vice Chairman of Sunstone Hotel Investors from 1998 to 1999. Mr. Biederman, a retired professional architect, was involved for many years in the development and construction of residential communities. He subsequently became involved, as an executive officer and a director, in the activities of a publicly traded REIT engaged in the ownership of hotel properties and developed, as an investor, principal and partner, residential properties and hotels. He brings to the board his experience as senior executive of a publicly traded REIT and extensive real estate experience with respect to, among other things, acquisitions, dispositions, operations, development and financing.

Patrick J. Callan, Jr. 60 Years
Director since 2002, President since 2006 and Chief Executive Officer since 2008; Senior Vice President of First Washington Realty, Inc. from 2004 to 2005; Vice President of Real Estate for Kimco Realty Corporation, a real estate investment trust, from 1998 to 2004. Mr. Callan joined us in 2002, as a director, with significant experience in commercial leasing with a publicly traded REIT and thereafter served as a senior executive officer of another REIT. He brings to the board his leadership abilities, his expertise in acquiring, managing and owning a diverse portfolio of real estate assets and his extensive knowledge of our company based on his 18 years and 16 years as our president and chief executive officer, respectively.

Jeffrey A. Gould 58 Years
Director since 1999, Vice President from 1989 to 1999 and Senior Vice President since 1999; Since 1996, President, since 1997, Director, from 1996 through 2001, Chief Operating Officer, and since 2002, Chief Executive Officer of BRT Apartments, a NYSE listed REIT that owns and operates multi-family properties; Since 1996, Senior Vice President and since 2013, director/manager of Georgetown Partners. Mr. Gould has spent his entire career in the real estate business. His principal activity for more than the past 18 years has been first as chief operating officer and then as chief executive officer of BRT Apartments. He brings to the board his many years of service as chief executive officer of an NYSE listed REIT, his extensive knowledge of our company, and his expertise in a wide range of real estate related matters.

Matthew J. Gould 64 Years
Chairman since June 2013, Vice Chairman from 2011 through June 2013; and Director since 1999; President and Chief Executive Officer and Manager from 1989 to 1999 and a Senior Vice President from 1999 through 2011; From 1996 through 2013, President, and from 2013, Chairman of the Board and Chief Executive Officer/Manager of Georgetown Partners; Since 1993, Senior Vice President and since 2001, director of BRT Apartments Corp.; Vice President of Majestic Property Management Corp., for more than the past five years. Since 2019, Chairman of Rainbow MJ Advisors, which manages real estate loans and investments in the cannabis industry, since 2021, a Director of Halsa Holdings LLC, which is engaged in commercial activities in such industry and since 2022, a Director of MJ Real Estate Investment Trust, a private REIT that acquires interests in, or originates loans secured by, real estate assets operated by state licensed cannabis operators. He brings to the board his extensive knowledge of our company and his more than 35 years of experience as an executive in the real estate industry with expertise in evaluating, managing, financing, acquiring and selling various types of properties.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
J. Robert Lovejoy 79 Years
Director since 2004 and Independent Lead Director since 2011; Founder and principal of J.R. Lovejoy & Co. LLC, providing consulting and advisory services to corporate, investment and financial clients; Partner and Chief Administrative Officer of Deimos Asset Management LLC, a privately owned multi-strategy fund management company, from 2015 to 2016. Director from 2000 to 2013, Chairman from 2011 to 2013, and Interim Chief Executive Officer from 2011 to 2012 of Orient-Express Hotels Ltd. (now called Belmond Ltd.), a luxury lodging and adventure travel company which was acquired in 2019 by LVMH Moët Hennessey Louis Vuitton; Partner, Chief Administrative Officer and General Counsel of Coatue Management LLC, a privately owned investment management company, from 2009 through 2010; Managing Director of Groton Partners, LLC, merchant bankers, from 2006 to 2009; Senior Managing Director of Ripplewood Holdings, LLC, a private equity investment firm, from 2000 to 2005; Managing Director of Lazard Freres & Co. LLC and General Partner of Lazard’s predecessor partnership from 1984 to 2000; Partner, and previously Associate, of Davis Polk & Wardwell, LLP law firm, from 1971 to 1984. Mr. Lovejoy, an attorney, has extensive experience in asset management and investment and merchant banking, and throughout his career has been involved in raising capital in private and public transactions, mergers and acquisitions, business law and accounting issues. His extensive experience in these areas enable him to serve as our independent lead director, as chair of our compensation committee and as a member of our audit committee.

Karen A. Till 61 Years
Director since 2019; Since 2023, EVP Corporate Tax and compliance of Med-Metrix, LLC, a provider of technology-enabled services providing revenue cycle management and business intelligence solutions for health systems and physician groups across the United States. Since 2021, Chief Financial Officer of Miller & Milone, LLC, a wholly owned subsidiary of Med-Metrix, LLC,; Since 2010, Chief Financial Officer of Miller & Milone, P.C., a law firm focused on healthcare law, elder law and estate planning; From 1998 to 2010, employed by Arbor Commercial Mortgage, LLC, a Fannie Mae and Freddie Mac Delegated Underwriting and Servicing (DUS®) lender, including serving as Vice President – Strategic and Taxation from 2006 to 2010 with responsibility for, among other things, tax compliance and strategies for a NYSE listed REIT and various real estate partnerships; From 1988 to 1998 employed by BRT Apartments, including serving as Vice President, Financial, from 1993 to 1998. Since 2019, she has served as a board member and treasurer of the Sabrina Audrey Milone Foundation, Inc. Ms. Till’s background as a certified public accountant as well as her experience in strategic business planning, finance, tax and accounting developed while working for an aggregate of 22 years with two NYSE listed REITs equips her with the skills that are helpful in serving on our audit committee and board.

HIGHLIGHTS OF OUR COMPENSATION PROGRAM AND GOVERNANCE PRACTICES
The following features of our executive compensation and corporate governance programs are evidence of our commitment to good corporate governance and compensation practices – we encourage you to read the more detailed information set forth herein:
WHAT WE DO
✔
Use rigorous performance goals. Only 56.7% of the RSUs awarded to our executive officers from 2021 through 2023 would have vested as of December 31, 2023, demonstrating the rigorous conditions established for our equity incentive awards.

✔
Emphasize equity awards as a significant portion of the performance/incentive component of compensation. The grant date fair value of long-term equity awards (i.e., the restricted stock awarded in 2024 for 2023 performance) and equity incentive awards (i.e., the RSUs awarded in 2023; the long-term equity awards and equity incentive awards are referred to collectively as the “Equity Awards”), accounted for 87.5% and 87.9% of the performance/incentive based component of compensation awarded to Messrs. Callan and Ricketts, respectively, in 2023.

✔
Equity awards as a significant component of annual base compensation. In 2023, the grant date fair value of Equity Awards, as a percentage of base annual compensation (i.e., salary, cash bonus and the grant date fair value of the Equity Awards), were 37.8% and 43.6% for Messrs. Callan and Ricketts, respectively.

✔
Mitigate undue risk in compensation programs. The executive compensation program includes features that reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

✔	Balance of short-term and long-term incentives. Our incentive programs provide an appropriate balance between shorter and longer-term incentives.

✔	Capped equity award payouts. The number of shares that can be earned pursuant to Equity Awards are capped.

✔	Independent compensation committee. Our compensation committee is comprised entirely of independent directors and it oversees risks with respect to our compensation practices.

✔	Clawback policy. We are entitled to recoup compensation or cause the forfeiture of compensation as more fully described under “— Clawbacks.”

✔	Stock ownership guidelines. All of our named executive officers and non-management directors own a meaningful amount of our stock as required by these guidelines — see “— Stock Ownership Guidelines.”

✔
Diversity; Responsiveness to Stockholder’s Corporate Governance Comments. We are responsive to comments and concerns raised by our stockholders. In response to comments raised by stockholders regarding board diversity, we added a highly qualified woman, Karen A. Till, to our board. Ms. Till has served as director since 2019 and serves as a member of the audit and nominating committees.

✔	Board refreshment. We have been refreshing our board over the past several years and as a result, our independent directors have served for a median of nine years.

WHAT WE DON’T DO
✘	No employment agreements. None of our officers have employment agreements. Employment of all of our full-time executive officers is “at will.”

✘
No severance arrangements. There are no severance or similar arrangements for our executive officers, other than accelerated vesting of shares of restricted stock and RSUs upon the occurrence of specified events (e.g., death, disability, retirement or change of control).

✘	No golden parachute tax gross-ups. There are no excise tax gross ups or similar arrangements for our executive officers.

✘	No dividends on unearned equity incentive awards. No dividends are paid on our RSUs except to the extent that the underlying shares are earned.

✘
No multi-year or guaranteed bonuses or equity grants. We do not pay guaranteed bonuses to anyone and currently have no guaranteed commitments to grant any equity-based awards. This ensures that we are able to base all compensation awards to measurable performance factors and business results.

✘
No costly defined benefit pension or supplemental retirement plans. We do not provide costly retirement benefits to our executive officers that reward longevity rather than contributions to our performance.

✘	No hedging policy. We prohibit our directors, officers, employees and others from engaging in hedging or short sales involving our shares — see “— Policy Prohibiting Hedging of our Securities.”

EXECUTIVE COMPENSATION
Compensation Program
We describe below our compensation objectives, policies and decisions as applied to the compensation provided by us in 2023 to the “named executive officers” identified below under “ — Named Executive Officers” and in the “ — Summary Compensation Table”. This discussion focuses on the information contained in the compensation tables appearing herein, but also describes our historic compensation structure to enhance an understanding of our executive compensation program.
Historically, except with respect to equity-based awards which are determined by our compensation committee, our board made compensation determinations after taking into account the recommendations of the compensation committee. In late 2022, our board delegated to the compensation committee the authority to make compensation determinations (including determinations of the amounts paid to Majestic Property Management Corp., which we refer to as Majestic, pursuant to the compensation and services agreement, which we refer to as the “C&SA”). As a result, (i) base salary, perquisites and amounts to be paid pursuant to the C&SA for 2023 were approved by the compensation committee and ratified by the board in late 2022, (ii) bonuses for 2023 were determined by the compensation committee in late 2023 and (iii) equity awards for 2023 were determined by the compensation committee in mid-2023 and early 2024. Majestic is wholly-owned by Fredric H. Gould, the Vice Chairman of our Board of Directors, and provides compensation to several of our part-time named executive officers. See “Certain Relationships and Related Transactions.”
Background
We have two categories of officers: (i) officers who devote their full business time to our affairs; and (ii) officers who devote their business time to us on a part-time basis. Our full-time officers and employees are compensated directly and solely by us. Except for Equity Awards and our payment of the chairman’s and vice chairman’s fee, substantially all of our part-time executive officers and employees are compensated by Majestic which, pursuant to the C&SA, provides us with (i) certain executive, administrative, legal, accounting, clerical, property management, property acquisition and consulting (i.e., sale, leasing, mortgage financing and construction supervisory) services and (ii) certain facilities and other resources (collectively, the “Services”). See “Certain Relationships and Related Party Transactions.”
Substantially all of our full-time and part-time executive officers and other employees, including employees of affiliated companies who perform services for us on a part-time basis, receive Equity Awards approved by, or pursuant to authority delegated by, the compensation committee.
Named Executive Officers
Our named executive officers for 2023 are Patrick J. Callan, Jr., President and Chief Executive Officer and Lawrence G. Ricketts, Jr., Executive Vice President and Chief Operating Officer, both of whom devote their full-time to our affairs, as well as Matthew J. Gould, Chairman of our Board, Jeffrey A. Gould, Senior Vice President, David W. Kalish, Senior Vice President-Finance and Isaac Kalish, Senior Vice President and Chief Financial Officer, each of whom devote time to our affairs on a part-time, as needed, basis. David W. Kalish served as our Chief Financial Officer through June 2023 at which time Isaac Kalish, his son, began to serve as our Chief Financial Officer.
Compensation Consultant
Our compensation committee is authorized by its charter to retain independent counsel, compensation and benefits consultants, and other outside experts or advisors. In 2022, our compensation committee engaged Ferguson Partners Consulting L.P., which we refer to as “Ferguson”, to analyze the competitiveness of our compensation practices in a benchmarking study. Ferguson, a nationally recognized compensation consulting firm specializing in the real estate industry, has no relationship with us or any of our affiliates. (Ferguson also serves as the independent compensation consultant for BRT Apartments Corp).
In its analysis, Ferguson compared our compensation practices to the following REITs, which we refer to as the “Compensation Peer Group”: Broadstone Net Lease, Inc., Chatham Lodging Trust, Community Healthcare Trust Incorporated, CTO Realty Growth, Inc., Franklin Street Properties Corp., Global Medical REIT Inc.,

INDUS Realty Trust, Inc., NETSTREIT Corp., Orion Office REIT Inc., Plymouth Industrial REIT, Inc., Postal Realty Trust, Inc., RPT Realty, Urstadt Biddle Properties Inc., and Wheeler Real Estate Investment Trust, Inc. Ferguson selected the Compensation Peer Group based on the peer group used in its prior report to the compensation committee as adjusted in 2022 in consultation with management and the compensation committee. These adjustments generally eliminated certain companies that were in the process of being acquired or were significantly larger than us, and added REITs that were similar in size or based in the New York metropolitan area.
Ferguson’s report (“Ferguson’s Report”), which was presented to the compensation committee in November 2022, noted that executive team pay, as a whole, falls “in-line” (i.e., within +/-10% from the stated statistic) with the median of the Compensation Peer Group. The compensation committee used the Ferguson Report as a “market check” to confirm its belief that on an overall basis, our compensation program and practices were not inappropriate.
The Role of Say-on-Pay Votes
In reviewing our compensation practices and determinations and in approving base salaries and perquisites for 2023, the compensation committee was aware of the results of our June 2020 “say-on-pay” vote in which approximately 76% of the shares that voted on such proposal voted to approve our executive compensation determinations and practices. In approving the bonuses and equity awards for 2023 performance, the compensation committee was aware of the results of our June 2023 “say-on-pay” vote in which approximately 81% of the shares that voted on such proposal voted to approve our executive compensation determinations and practices. The compensation committee viewed such results as supportive of our compensation practices and determinations.
Objectives of our Compensation Program
The principal objectives of our compensation program for full-time executive officers are to: (a) retain highly experienced officers who have worked together for a long time and contribute to our success, (b) motivate these officers to contribute to the achievement of our success, (c) ensure that the total compensation paid to such officers is fair and competitive both internally (i.e., within our company), and externally (i.e., with respect to our peers) and (d) align the interests of these executives and our stockholders. The compensation committee believes that relying on these principles will permit us to retain and motivate these officers.
With respect to our part-time executive officers, the compensation committee must be satisfied that such officers provide us with sufficient time and attention to meet our needs and perform their duties on our behalf. The compensation committee believes that (i) using the services of officers with diverse skills on a part-time basis enables us to benefit from a greater degree of executive experience and competence than an organization of our size could otherwise afford and (ii) our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to meet our needs fully and perform their duties effectively.
Compensation Setting Process
Full-time Executive Officers
We determine compensation for our full-time named executive officers on a case-by-case basis and our compensation decisions include subjective determinations. We do not use formal quantitative performance targets to determine compensation, except with respect to RSUs, which are equity-based incentive awards that vest upon satisfaction of market and/or performance-based conditions. Base salaries are determined immediately preceding the year in which such salaries are to be paid, cash bonuses, which have been paid for the past several years pursuant to the Performance-based Cash Bonus Program further described under “ — Components of Executive Compensation — Bonus” are determined at the end of the year in which services are rendered and paid in the following year, restricted stock is awarded for service in a particular year and granted in the following year, and RSUs are granted annually in June/July of each year as an additional three-year performance incentive.
Part-time Executive Officers
We believe that using part-time officers pursuant to the C&SA enables us to benefit from access to, and the services of, a group of senior officers with experience and knowledge in real estate matters (including acquisitions and dispositions), operations, management and finance, legal, accounting and tax matters that an organization our size could not otherwise afford. The compensation, if any, paid to our part-time officers by Majestic and its affiliates for services on our behalf is determined by one or more of Matthew J. Gould, Jeffrey A. Gould and Fredric H. Gould, in their capacity as officers of such entities, in consultation with certain of our part-time senior executive officers.
Our part-time executive officers, including our Chairman and Vice Chairman, also receive compensation from other business entities, several of which are owned or controlled by one or more of Fredric H. Gould, Matthew J. Gould or Jeffrey A. Gould, for services rendered to such entities.
Components of Executive Compensation
Full-time Executive Officers
The principal elements of our compensation program for our full-time officers are:
•	base salary;
•	annual cash bonus;
•	long-term equity awards in the form of restricted stock and long-term equity incentive awards in the form of RSUs; and
•	benefits and perquisites (e.g., contributions to our defined contribution plan, an education benefit, additional disability insurance, an automobile allowance and automobile maintenance and repairs).
Base salary and annual bonus are cash-based, while long-term equity awards and long-term equity incentive awards consist of restricted stock awards and RSUs, respectively. In determining compensation, the compensation committee does not have a specific allocation goal between cash and equity-based compensation though the committee generally desires that base salary and cash bonuses (except to the extent based on the attainment of performance criteria), should decrease over time as a percentage of total compensation and long-term equity and other incentive awards should increase as a percentage of total compensation.
Part-time Executive Officers
In 2023, except for the $312,992 and $125,197 we paid the chairman and vice chairman of our board, respectively, the only form of direct compensation we provided our part-time officers was the granting of long-term equity and equity incentive awards in the form of restricted stock and RSUs, respectively. For services rendered to us, our part-time officers are compensated by Majestic, which was paid approximately $3,317,000 (excluding $317,000 as reimbursement for our share of direct office expenses) in 2023 pursuant to the compensation and services agreement. Seven officers are compensated by Majestic for providing services to us on a part-time basis.
Base Salary
Base salary is the basic, fixed form of compensation for the job an officer performs and provides each officer with a guaranteed annual income.
Full-time Executive Officers: Any increase in base salary is determined on a case-by-case basis, is not formula based and is based upon, among other considerations, (i) our performance in the preceding year, (ii) such officer’s current base salary, (iii) amounts paid by other similarly situated REITs for officers performing substantially similar functions, (iv) years of service, (v) job responsibilities, (vi) the individual’s performance, (vii) the cost of retaining talented executives in the New York City region, and (viii) the recommendations of the Chairman and/or Vice Chairman of the board and other senior executive officers. Base salary is generally determined the month before the beginning of the calendar year in which such base salary is to take effect.
Part-time Executive Officers: Our part-time officers are compensated by Majestic and its affiliates. The annual fee paid to Majestic is approved by the audit and/or compensation committee(s) and the board of directors. Other than equity award determinations, our board and its committees are not involved in determining the compensation of these officers.
Bonus
Full-time Executive Officers: We provide the opportunity for our full-time officers to earn an annual cash bonus. We provide this opportunity both to reward our personnel for past performance and to motivate and retain them. We recognize that annual bonuses are almost universally provided by our competitors. In view of the fact that only two of our named executive officers devote their full-time to our affairs, annual cash bonuses for such named executive officers are recommended on a case-by-case basis by our chairman of the board and/or vice chairman to the compensation committee. Our performance-based cash bonus program, which we refer to as the “Performance-based Bonus Program,” provides that cash bonuses are to be based on funds from operations, tenant occupancy rate, the overall management of our portfolio and discretionary factors. Discretionary factors include total revenues, rental income, net income, dividends paid to stockholders, investor relations activities, and subjective considerations. No specific quantitative targets are established in advance of the applicable year for which a bonus will be paid and the amount of such bonus is based on highly subjective considerations. These bonuses are generally determined at the end of the year for which such bonus is awarded and is generally paid in the beginning of the following year.
Part-time Executive Officers: We do not provide any cash bonuses to our chairman, vice chairman or other part-time named executive officers and our board and its committees are not involved in determining the bonuses paid to part-time officers.
Long-term Equity and Long-term Equity Incentive Awards
We provide the opportunity for our full-time and part-time officers to receive long-term equity (i.e., restricted stock) and long-term equity incentive awards (i.e., RSUs). These compensation programs are designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our officers with those of our stockholders and retain our officers. The compensation committee makes determinations with respect to the grant of equity awards for all our officers and employees except to the extent that it, in accordance with applicable law, delegates to one or more senior executives the authority to grant such awards to certain individuals (other than executive officers); in such case, the committee sets limits (and may impose such other limits as it deems appropriate) on the total number of such awards that may be granted pursuant to such delegated authority. In determining the long-term equity and long-term equity incentive compensation components, the compensation committee considers all factors it deems to be relevant, including the performance of our named executive officers. Existing stock ownership levels are not a factor in award determinations. As of December 31, 2023, all outstanding equity awards that had been granted were granted under our stockholder approved incentive plans. For purposes of this proxy statement, the RSUs granted in 2023, among other things, to incentivize future performance, are deemed to have been granted for 2023 performance.
In 2023, the compensation committee adopted an equity based long-term pay-for-performance incentive program (the “2023 Performance Plan”) pursuant to which we issued to 18 individuals, including our named executive officers, RSUs exchangeable for up to an aggregate of 85,250 shares of common stock. As described in further detail in the table below and “— Grant of Plan Based Awards During 2023,” these RSUs vest if and to the extent pre-established market (i.e., average of the annual total stockholder return) or performance (i.e., average of the annual return on capital) conditions are met through the June 30, 2026 measurement date. Further, with respect to RSUs that vest, recipients are entitled to an amount equal to the cash dividends that would have been paid in respect of the shares underlying such RSUs had such shares been outstanding during the three year measurement period (the “RSU Dividend Equivalents”). We use RSUs as an element of our long-term equity compensation program with the expectation that in light of the three-year vesting period and the need to satisfy market and/or financial performance conditions, these awards will further align the interests of our executive officers with our stockholders and reward long-term market and financial performance.
The conditions that must be satisfied to earn the performance-based compensation are tied to the achievement of rigorous, sustained performance and/or market goals. As further described below, 50% of the award is based on return on capital (“ROC”) and 50% on total stockholder return (“TSR”). The specific goals and the other material terms and conditions of the 2023 Performance Plan are as follows:
Long–Term Equity Incentive Awards Performance Criteria	Weight	Minimum Performance Criteria(1)	Maximum Performance Criteria(1)
Return on Capital (ROC)	50%	Average of the annual ROC of at least 6%	Average of the annual ROC of 8.75% or greater
Total Stockholder Return (TSR)	50%	Average of the annual TSR of at least 6%	Average of the annual TSR of 11.0% or greater
(1)	If the average annual ROC or TSR falls between the applicable minimum and maximum performance criteria, a pro-rata portion of such units, as applicable, vest.

The RSUs granted during the three years ended December 31, 2023 are, as of such date, at the 56.7% level of the full payout of the performance objectives at which the RSUs vest (the extent to which the objectives for these awards are deemed to have been satisfied is determined in the manner described in Note 12 of our consolidated financial statements included in our Annual Report). See “— Grant of Plan Based Awards During 2023” for a more extensive description of the metrics applicable to the 2023 Performance Plan.
We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSUs. We grant restricted stock awards which vest after five years of service and RSUs that vest after three years of service if, and to the extent, specified performance and/or market conditions are met. The compensation committee generally believes that restricted stock awards and RSUs are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of its five-year cliff vesting requirement and because before vesting, cash dividends are paid on all outstanding restricted stock as an additional element of compensation. Executive officers also realize value upon the vesting of restricted stock, with the value potentially increasing during the five-year vesting period if our stock price increases. RSUs provide an additional incentive component to equity-based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock and RSUs align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive.
Generally, our grants of restricted stock are made in January of each year in recognition of services provided for the prior year and the RSUs are granted in June/July of each year. We do not have a formal policy on timing these grants in connection with the release of material non-public information and in view of, among other things, the three-year and five-year cliff vesting requirements with respect to RSUs and restricted stock awards, respectively, we do not believe such a formal policy is necessary.
Executive Benefits and Perquisites
Full-time Officers: We provide our full-time officers with a competitive benefits and perquisites program. We recognize that similar benefits and perquisites may be provided at other companies with which we might compete for talent. We review our benefits and perquisites program periodically to ensure it remains fair to our officers and employees.
Part-time Officers: The perquisites afforded to these officers are provided by Majestic and its affiliates; our board and its committees are not involved in determining the perquisites paid to such officers.
Employment and Severance Agreements; Post-Employment Benefits; Change of Control
None of our named executive officers have employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our board of directors.
We do not provide for any post-employment benefits to our named executive officers other than their entitlement to the benefits payable pursuant to our defined contribution pension plan and, as described below, the accelerated vesting of our restricted stock awards and RSUs as a result of death, disability, retirement or a change of control.
Generally, in the event of death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment) or retirement (i.e., the individual retires after having reached the age of 65 and worked for us for at least ten consecutive years), such person’s restricted stock vests fully and a pro-rata portion (based on, among other things, the amount of time between the grant and the triggering event) of their RSUs will vest if and to the extent the applicable performance or market conditions are met as of the completion of the applicable three year performance cycle. In addition, upon a change of control, the (i) shares of restricted stock vest fully and (ii) the RSU’s vest fully if such change occurs 18 months after the beginning of the applicable performance cycle ( the “Cycle Mid-Point”) and, if such change occurs on or prior to the Cycle Mid-Point, a pro-rata portion (based on, among other things, the amount of time between the grant and such triggering event) of such RSUs vests, in each case without regard to satisfaction of market or performance conditions.
Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 25% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our board of directors, other than changes approved by incumbent directors.
See “ — Potential Payments Upon Termination or Change-in-Control”
Stock Ownership Guidelines
Because we believe that the ownership by our named executive officers and non-employee directors of a meaningful financial stake in us serves to align their interests with those of our stockholders, we adopted stock ownership guidelines. Our guidelines reflect that the individuals identified below should own shares of common stock with a value not less than:
Title	Minimum Ownership Requirement
Chief Executive Officer	4 times current base salary
Full-Time NEO	2 times current base salary
Part-Time NEO	The number of shares required to be owned by the full-time NEO with the lowest base salary
Non-Employee Directors	3 times annual base retainer
All shares deemed to be beneficially owned as determined under Rule 13d-3 promulgated pursuant to the Exchange Act (including shares as to which beneficial ownership is disclaimed), are counted towards meeting the guidelines. The individuals subject to these guidelines generally have five years from the date they assume such title to achieve the requisite ownership, which will be measured as of December 31 of each year. The stock price used in determining satisfaction of the guidelines is the most favorable price during the two years ending on the December 31 measurement date. As of December 31, 2023, each of our named executive officers and non-employee directors satisfied these guidelines.
Policy Prohibiting Hedging of Our Securities
The board believes that transactions in our securities engaged in by directors, officers, employees, persons performing services pursuant to our C&SA and certain relatives of the foregoing (collectively, the “Covered Persons”), (i) that are designed to hedge (i.e., eliminate or reduce), the risks of ownership of our securities, or (ii) allow for the profit from any decrease in the value of our securities, are inappropriate.
Accordingly, the board has adopted an anti-hedging policy that applies to transactions in securities by Covered Persons. Under the policy, Covered Persons are prohibited from:
•	engaging in short sale transactions in our securities,
•	engaging in hedging or monetizing transactions through transactions in our securities or through the use of financial instruments designed for such purposes,
•	engaging in any transaction in securities where a reasonable investor would conclude that such transaction is for short-term gain or is speculative, and
•
owning financial instruments (other than those issued by us) or participating in investment strategies that represent a direct or indirect hedge of the economic risk of owning our securities or any other that give the holder any rights to acquire any such securities.

Clawbacks
We maintain a policy required by the rules of NYSE providing that, subject to certain exemptions provided by the NYSE rules, if we are required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws, the compensation committee will seek recovery of any cash- or equity-based incentive compensation (including vesting and unvested equity) paid or awarded to the executive officer, to the extent the compensation was based on erroneous financial data and exceeded what would have been paid under the restatement.

In addition, we are entitled to clawback or obtain reimbursement of an executive’s compensation under the following circumstances:
•
in the event we are required to restate our financial statements due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer are required to reimburse us for (i) any bonus or other incentive based compensation or equity based compensation they receive from us during the 12 months following the initial public issuance of the financial document embodying such financial reporting requirement and (ii) the profits from the sale of our common stock during such 12 months;

•
if an executive officer’s relationship with us is terminated for cause (e.g., insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform such person’s duties and responsibilities and other misconduct of any kind, as determined by the compensation committee), then the officer’s rights to all restricted stock, RSUs and performance share awards (except to the extent such awards have vested) are forfeited immediately; and

•	in accordance with any additional claw-back policy implemented by us, whether implemented prior to or after the grant of an award pursuant to our equity incentive plans, with respect to such awards.
Compensation of Part-Time Named Executive Officers
In 2023, we paid Majestic $3,317,000 (excluding $317,000 of office expenses), of which approximately 41% was allocated to our part-time named executive officers. (The amounts actually paid to such officers by Majestic were substantially less than the amounts allocated to such officers by Majestic). The compensation paid to these part-time named executive officers is variable/incentive pay and is based on the determinations of one or more of Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould. See “Certain Relationships and Related Transactions.” In making such determinations, Messrs. F. Gould, M. Gould and J. Gould take into account, among other things, Majestic’s profitability and the contribution of each individual performing services on Majestic’s behalf on both an absolute and relative basis (i.e., in comparison to the other individuals performing services on Majestic’s behalf). Such determinations are highly subjective.
Compensation of the Chairman and Vice Chairman of the Board
In 2023 we paid, our chairman and vice-chairman, $312,992 and $125,197, respectively and in 2024 we intend to pay, $325,512 and $130,205, respectively, for serving in such capacities. These officers did not receive any additional direct compensation from us in 2023 other than equity-based awards (i.e., restricted stock and RSUs). Any additional compensation received by them for services rendered to us is paid to them by Majestic. For additional information regarding compensation of these officers, see “Summary Compensation Table” and “Certain Relationships and Related Transactions.”
Analysis
Summary
The following base salaries, bonuses and equity awards were approved for our full-time named executive officers for 2023 and 2022:
	Base Salary			Cash Bonus			Equity Grants
Name	2023 ($)	2022 ($)	% Change	2023 ($)(2)	2022 ($)(2)	% Change	2023 ($)(3)	2022 ($)(4)	% Change
Patrick J. Callan, Jr.(1)	962,745	916,890	5.0	91,690	91,690	—	642,102	718,126	(10.6)
Lawrence G. Ricketts, Jr.(1)	586,950	559,000	5.0	70,000	70,000	—	507,206	567,873	(10.7)
(1)	Messrs. Callan’s and Ricketts’ base salaries for 2024 are $1,001,255 and $610,428, respectively.
(2)	Reflects the cash bonuses paid in recognition of performance for such year, which are paid in the following year.
(3)
Represents the aggregate grant date fair value of the shares of restricted stock granted in 2024 for 2023 performance and the RSUs granted in 2023. Messrs. Callan and Ricketts were granted (i) in 2024, for 2023 performance, 21,750 and 17,100 shares of restricted stock, respectively, and (ii) in 2023, 15,000 and 12,000 RSUs, respectively.

(4)
Represents the aggregate grant date fair value of shares of the restricted stock granted in 2023 for 2022 performance and the RSUs granted in 2022. Messrs. Callan and Ricketts were granted (i) in 2023, for 2022 performance, 21,750 and 17,100 shares of restricted stock, respectively, and (ii) in 2022, 15,000 and 12,000 RSUs, respectively.

Base Salary and Bonus
In determining 2023 base salaries, the compensation committee determined in late 2022, which determination was subsequently ratified by the board, that increases in base salaries for Messrs. Callan and Ricketts were appropriate in recognition of their performance in 2022 and as a general cost of living increase.
In determining cash bonuses for 2023, the compensation committee took into account the factors to be considered pursuant to our Performance-based Cash Bonus Program — it considered funds from operations, adjusted funds from operations, the property acquired in 2023 for approximately $13.4 million, the 11 properties (including an out-parcel) sold or to be sold in 2023 for an aggregate net gain of approximately $17 million, and the overall management of our real estate portfolio (e.g., negotiating lease amendments with challenged tenants and ensuring that we maintain a high occupancy rate). In its consideration of the management of the portfolio, the committee, among other things, took into account Messrs. Callan’s and Ricketts efforts and accomplishments with respect to the negotiation and execution of approximately 28 leases (including amendments, renewals and extensions) and our physical occupancy rate in excess of 98% in November 2023.
Long-term Equity and Equity Incentive Awards
We believe that our long-term equity and equity incentive compensation programs, using RSUs that vest after three years subject to satisfaction of market or performance-based conditions, and restricted stock awards with five-year cliff vesting, provide an appropriate incentive for our executive officers and are a beneficial retention tool. In determining the awards to be granted to the named executive officers, the compensation committee took into account our performance in 2023, the responsibilities and performance of each named executive officer and the committee’s desire to continue to emphasize equity based awards as a significant component of total compensation for our full-time named executive officers while minimizing stockholder dilution.
We believe the cumulative effect of the restricted stock awards and RSUs is not overly-dilutive and has created significant incentives for our officers and employees. We intend to continue to award restricted stock and RSUs as we believe such awards (i) align management’s interests and goals with stockholders’ interests and goals and (ii) are an excellent motivator and employee retention tool.
RSUs
In June 2023, we granted our named executive officers RSUs exchangeable for up to an aggregate of 49,500 shares of common stock the same number of RSUs granted to them in 2022. In evaluating the proposed awards, we placed greater emphasis on the quantity of shares granted rather than their grant date accounting value, because the quantity of shares subject to the awards is a significantly greater incentive than the grant date accounting value of such awards, which value may never be realized.
Restricted Stock Awards
In 2024, we awarded 77,850 shares of restricted stock to our named executive officers for their performance in 2023, and in 2023, we awarded 76,360 shares of restricted stock to such officers for their performance in 2022. Although the grant date market value of such awards was less than the grant date market value of the awards granted in the prior year, we placed greater emphasis on the quantity of shares awarded rather than their grant date accounting value because the (i) grant date accounting value may never be realized as these shares vest in five years and their value at such future time is unknowable and (ii) anticipated dividends payable with respect to these awards are a more important retention feature than the unknown market value of the shares in five years.
Perquisites
Generally, the perquisites we provide to our full-time officers represent a small percentage of the compensation paid by us to these officers. We believe that such perquisites are appropriate.

Summary Compensation Table
The following table lists the annual compensation for the periods indicated of our Chief Executive Officer, each individual who served during 2023 as our Chief Financial Officer, and our three other named executive officers in 2023:
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Patrick J. Callan, Jr. President and Chief Executive Officer(4)	2023	962,745	91,690	652,760	74,107(8)	1,781,302
	2022	916,890	91,690	971,731	132,498	2,112,809
	2021	865,000	86,500	738,334	153,929	1,843,763
David W. Kalish Senior Vice President and Chief Financial Officer(5)(6)	2023	—	—	298,880	252,863(9)	551,743
	2022	—	—	447,249	237,422	684,671
	2021	—	—	319,061	239,521	558,582
Lawrence G. Ricketts, Jr. Executive Vice President and Chief Operating Officer(4)	2023	586,950	70,000	515,585	63,305(10)	1,235,840
	2022	559,000	70,000	767,259	56,388	1,452,647
	2021	520,000	65,000	582,515	52,789	1,220,304
Matthew J. Gould Chairman of the Board(5)	2023	312,992(7)	—	310,366	479,979(9)	1,103,337
	2022	312,992	—	463,111	448,806	1,224,909
	2021	298,088	—	329,283	450,713	1,078,084
Jeffrey A. Gould Senior Vice President(5)	2023	—	—	310,366	479,979(9)	790,345
	2022	—	—	463,111	448,806	911,917
	2021	—	—	329,283	450,713	779,995
Isaac Kalish Senior Vice President and Chief Financial Officer(5)(6)	2023	—	—	167,437	160,177(9)	327,614
(1)	Reflects bonuses paid in 2024, 2023 and 2022 for services rendered in 2023, 2022 and 2021, respectively.
(2)
Represents RSUs and restricted stock granted in 2023, 2022 and 2021 at the grant date fair value of such awards calculated in accordance with Item 402 of Regulation S-K and Accounting Standards Codification Topic 718—Stock Compensation. These amounts do not correspond to the actual values that will be realized by the named executives. Grant date fair value assumptions are consistent with those disclosed in Note 11 — Stockholders’ Equity – Stock Based Compensation, in the consolidated financial statements included in our Annual Report. See “ — Grant of Plan Based Awards During 2023” for additional information as to the grant date fair value of the RSUs. On January 12, 2024, we granted: (a) 21,750 and 17,100 shares of restricted stock to Messrs. Callan and Ricketts, respectively, with a grant date fair value of $469,800 and $369,360, respectively; and (b) 7,500 shares of restricted stock to each of Messrs. D. Kalish and I. Kalish with a grant date fair value of $162,000 and $162,000 and 12,000 shares to each M. Gould and J. Gould, each with a grant date fair value of $259,200.

(3)	Excludes dividends and dividend equivalents paid or payable on stock and similar awards as such amounts are reflected in the grant date fair value of such awards.
(4)	All compensation received by Messrs. Callan and Ricketts is paid solely and directly by us.
(5)
Other than the Equity Awards granted this person and the fees paid to Matthew J. Gould for serving as Chairman: (a) we did not pay, nor were we allocated, any portion of such person’s base salary, bonus, defined contribution plan payments or perquisites in 2023, 2022 and 2021; and (b) the services of these individuals are provided to us pursuant to the C&SA.

(6)	David Kalish served in such positions through June 13, 2023 at which point Isaac Kalish succeeded him in such positions. D. Kalish currently serves as Senior Vice President-Financial.
(7)	This amount was previously reported in this proxy statement as compensation for the Chairman of the Board of Directors under “Governance of the Company — Compensation of Directors.”
(8)
Includes a $49,500 contribution to our defined contribution plan and perquisites aggregating $24,607, of which $18,682 represents an automobile allowance and related insurance, maintenance, and repairs and $5,925 represents the annual premium for additional disability insurance. Approximately $1.3 million has accumulated for this individual pursuant to our defined contribution plan.

(9)
Represents the amounts Majestic allocated to such person for services he performed on our behalf and does not represent the amount paid to such person for such services. See “Executive Compensation — Compensation Program” and “Certain Relationships and Related Transactions.”

(10)
Includes a contribution of $49,500 to our defined contribution plan and perquisites of $13,805, representing an automobile allowance and related expenses. Approximately $1.6 million has accumulated for this individual pursuant to our defined contribution plan.

Grant Of Plan Based Awards During 2023
The following table summarizes information regarding awards of restricted stock and RSUs granted in 2023 pursuant to our 2022 Incentive Plan:
Name	Grant Date(1)	Grant Type	Estimated Future Payouts under Equity Incentive Plan Awards: Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Patrick J. Callan, Jr.	1/5/23	RS(3)	—	21,750	480,458
	6/22/23	RSU-TSR(5)	7,500	—	90,900
	6/22/23	RSU-ROC(6)	7,500	—	81,402
David W. Kalish	1/5/23	RS(3)	—	10,670	235,700
	6/22/23	RSU-TSR(5)	2,750	—	33,330
	6/22/23	RSU-ROC(6)	2,750	—	29,850
Lawrence G. Ricketts, Jr.	1/5/23	RS(3)	—	17,100	377,739
	6/22/23	RSU-TSR(5)	6,000	—	72,720
	6/22/23	RSU-ROC(6)	6,000	—	65,126
Matthew J. Gould	1/5/23	RS(3)	—	10,670	235,700
	6/22/23	RSU-TSR(5)	3,250	—	39,390
	6/22/23	RSU-ROC(6)	3,250	—	35,276
Jeffrey A. Gould	1/5/23	RS(3)	—	10,670	235,700
	6/22/23	RSU-TSR(5)	3,250	—	39,390
	6/22/23	RSU-ROC(6)	3,250	—	35,276
Isaac Kalish	1/5/23	RS(3)	—	5,500	121,495
	6/22/23	RSU-TSR(5)	2,000	—	24,240
	6/22/23	RSU-ROC(6)	2,000	—	21,702
(1)	The awards granted by the compensation committee on June 22, 2023 are deemed to have been granted on July 1, 2023 for financial statement reporting purposes.
(2)
Represents the maximum number of shares underlying RSUs that will be issued if all the applicable market and performance conditions are met. There are no voting rights associated with these RSUs. Upon vesting, the recipients are entitled to the dividends that would have been paid on the shares underlying the RSUs had such shares been outstanding during the measurement period.

(3)
Reflects restricted stock awards. These shares generally vest, on a cliff vesting basis, five years from the grant date, subject to such persons continued relationship with us. The holder is entitled to vote such shares and retain the dividends paid thereon unless such shares are forfeited, in which case the right to vote and receive dividends in the future terminates.

(4)
The grant date fair value, as determined pursuant to ASC Topic 718, of the restricted stock, RSU – TSR and RSU – ROC awards are $22.09, $12.12 and $10.85, respectively, per share. These amounts do not correspond to the actual values that will be realized by the executives. The aggregate grant date fair value for the RSU-ROC awards give effect to management’s assessment of the probable outcome as to whether, and the extent to which, the RSU-ROCs will vest.

(5)
Represents shares underlying RSUs that are earned as of June 30, 2026 if, and to the extent, a market condition (i.e., average of annual total stockholder return, as calculated pursuant to the award agreement) is satisfied. If the average of our annual total stockholder return on our common stock from July 1, 2023 through June 30, 2026, equals or exceeds 11.0%, all the shares underlying such RSUs vest; is less than 6.0%, no shares vest; and equals or is more than 6.0% and less than 11.0%, a pro rata portion of the shares underlying such RSUs vest.

(6)
Represents shares underlying RSUs that are earned as of June 30, 2026 if, and to the extent, a performance condition (i.e., average annual return on capital, as calculated pursuant to the award agreement and as summarized below) is satisfied. If the average of our annual return on capital (as described below) from July 1, 2023 through June 30, 2026 equals or is more than 8.75%, all the shares underlying such RSUs vests; is less than 6.0%, no shares vest; and equals or is more than 6.0% but is less than 8.75%, a pro rata portion of the shares underlying such RSUs vest. Return on capital means adjusted funds from operations, as described below, divided by average capital, as described below. Adjusted funds from operations is determined by using funds from operations as determined in accordance with the NAREIT definition, adjusted for straight-line rent accruals and amortization of lease intangibles, and adding and deducting gains and losses on sales of properties. Average capital is stockholders’ equity, plus depreciation and amortization, adjusted for intangibles, as measured over the applicable periods.

Outstanding Equity Awards At Fiscal Year End
The following table provides information as of December 31, 2023 about the outstanding equity awards held by our named executive officers:
	Stock Awards
Name	Number of Shares of Restricted Stock That Have Not Vested (#)	Market Value of Shares of Restricted Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares Subject to RSUs That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Shares Subject to RSUs That Have Not Vested ($)(1)(2)(3)
Patrick J. Callan, Jr(4).	108,250	2,371,758	44,500	974,995
David W. Kalish(5)	53,010	1,161,449	16,000	350,560
Lawrence G. Ricketts, Jr(6)	85,000	1,862,350	35,500	777,805
Matthew J. Gould(7)	53,010	1,161,449	18,500	405,335
Jeffrey A. Gould(7)	53,010	1,161,449	18,500	405,335
Isaac Kalish(8)	24,250	531,318	12,000	262,920
(1)	Market value represents the product of the closing price of our common stock as of December 29, 2023 (i.e., $21.91) and the number of shares subject to such award.
(2)	Assumes that all of the RSUs vest.
(3)	If the measurement and vesting dates were December 31, 2023, 56.7% of the RSUs would have vested.
(4)
With respect to this individual, 21,250, 21,750, 21,750, 21,750 and 21,750 shares of restricted stock vest in January 2024, 2025, 2026, 2027 and 2028, respectively, and upon satisfaction of specified conditions, up to 14,500, 15,000 and 15,000 shares subject to RSUs vest in June 2024, 2025 and 2026, respectively.

(5)
With respect to this individual, 10,330, 10,670, 10,670, 10,670 and 10,670 shares of restricted stock vest in each of January 2024, 2025, 2026, 2027 and 2028, respectively, and upon satisfaction of specified conditions, up to 5,000, 5,500 and 5,500 shares subject to RSUs vest in June 2024, 2025 and 2026, respectively.

(6)
With respect to this individual, 16,600, 17,100, 17,100, 17,100 and 17,100 shares of restricted stock vest in January 2024, 2025, 2026, 2027 and 2028, respectively, and upon satisfaction of specified conditions, up to 11,500, 12,000 and 12,000 shares subject to RSUs vest in June 2024, 2025 and 2026, respectively.

(7)
With respect to this individual, 10,330, 10,670, 10,670, 10,670 and 10,670 shares of restricted stock vest in each of January 2024, 2025, 2026, 2027 and 2028, respectively, and upon satisfaction of specified conditions, up to 5,500, 6,500 and 6,500 shares subject to RSUs vest in June 2024, 2025 and 2026, respectively.

(8)
With respect to this individual, 4,500, 4,750, 4,750, 4,750 and 5,500 shares of restricted stock vest in each of January 2024, 2025, 2026, 2027 and 2028, respectively, and upon satisfaction of specified conditions, up to 4,000, 4,000 and 4,000 shares subject to RSUs vest in June 2024, 2025 and 2026, respectively.

Option Exercises And Stock Vested
The following table sets forth information regarding the shares of restricted stock and shares underlying RSUs that vested in 2023:
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Patrick J. Callan, Jr.	34,000	$766,008
David W. Kalish	14,500	331,555
Lawrence G. Ricketts, Jr.	27,100	610,403
Matthew J. Gould	14,700	335,619
Jeffrey A. Gould	14,700	335,619
Isaac Kalish	8,500	189,415
(1)
Includes 13,750, 4,550, 11,000, 4,750, 4,750 and 4,000 shares underlying RSUs for Messrs. Callan, D. Kalish, Ricketts, M. Gould, J. Gould and I. Kalish, respectively, that vested upon achieving specified levels of average annual total stockholder return and return of capital.

(2)
Reflects the aggregate market value of the shares that vested as of the applicable vesting date. The closing market price of a share of our common stock on the vesting date of the (a) restricted stock awards (i.e., January 17, 2023) was $24.03 and (b) RSUs (i.e., June 30, 2023) was $20.32.

Potential Payments Upon Termination or Change-in-Control
We do not provide for any post-employment benefits to our named executive officers other than their entitlement to the benefits payable pursuant to our defined contribution pension plan and the accelerated vesting of our restricted stock awards and RSUs as a result of death, disability, retirement or a change of control. See “—Components of Executive Compensation — Employment and Severance Agreements; Post Employment Benefits; Change of Control.” The following table sets forth the value (based on our closing stock price of $21.91 per share as of December 29, 2023) of equity awards that would vest upon the occurrence of the specified events as of December 31, 2023:
	Upon Death, Disability or Retirement(1)		Upon a Change of Control
Name	Restricted Stock ($)	RSUs ($)(2)	Restricted Stock ($)	RSUs ($)
Patrick J. Callan, Jr.(3)	2,371,758	484,981	2,371,758	755,696
David W. Kalish	1,161,449	172,035	1,161,449	270,150
Lawrence G. Ricketts, Jr.(3)	1,862,350	386,156	1,862,350	602,366
Matthew J. Gould	1,161,449	195,832	1,161,449	310,305
Jeffrey A. Gould	1,161,449	195,832	1,161,449	310,305
Isaac Kalish	531,318	131,767	531,318	204,440
(1)
Because D. Kalish has reached the age of 65 and has satisfied the period of service requirements, upon his retirement, a pro rata portion of the RSUs vest (assuming satisfaction of performance and market conditions as of the end of applicable performance cycle) and all of the restricted stock owned by him would vest upon his retirement as of December 31, 2023; the market value of such person’s restricted stock awards and RSUs are reflected in the applicable column.

(2)	Assumes that the maximum level of market and performance conditions is achieved at the end of the applicable performance cycle. See “— Outstanding Equity Awards at Fiscal Year End.”
(3)	See “— Summary Compensation Table” for information regarding the amount accumulated for this individual pursuant to our defined contribution plan.
Our incentive plans generally provide, among other things, that if any payment or benefit that a participant in such plan would otherwise receive from us pursuant thereto constitutes a “parachute payment” within the meaning of Section 280G of the Code and as a result be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment will be reduced to an amount equal to (1) the largest portion of such payment that would result in no portion of such payment (after reduction) being subject to the Excise Tax or (2) the entire payment, whichever amount after taking into account all applicable taxes (including the Excise Tax), results in such participant’s receipt, on an after-tax basis, of the greatest amount of such payment.

PAY RATIO
As required by and in accordance with the Dodd-Frank Act and the regulations promulgated thereunder, we provide below a reasonable estimate of the relationship of the annual total compensation of Mr. Patrick J. Callan, Jr., our Chief Executive Officer and President, to the median annual total compensation of our employees (other than the CEO). For 2023:
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $1,781,302;
•	the median annual total compensation of all our employees (other than our CEO) was $288,105; and
•	our CEO’s annual total compensation was approximately 6.2 times that of the median of the annual total compensation of all our employees (other than our CEO).
In calculating this estimate, we included as our employees as of the December 31, 2023 measurement date, all those individuals to whom we are required by the Internal Revenue Code of 1986, as amended, to issue a W-2. We identified our median employee by calculating our employees’ total annual compensation in the same manner that the CEO’s total annual compensation is calculated for the Summary Compensation Table.
SEC rules allow companies to adopt a variety of methodologies and apply various assumptions in presenting this ratio. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report.

PAY VERSUS PERFORMANCE
The following table sets forth information concerning the compensation of Patrick J. Callan, Jr., our principal executive officer (“PEO”), and our other named executive officers (i.e., Lawrence G. Ricketts, Jr., David W. Kalish, Isaac Kalish (for 2023 only), Matthew J. Gould and Jeffrey A. Gould, referred to collectively as the “NEOs”) for each of 2023, 2022 and 2021, and our financial and market performance for each such year:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for NEOs ($)	Average Compensation Actually Paid to NEOs(1)(3) ($)	Value of Initial Fixed $100 Investment Based On:	Net Income (millions) ($)(4)
					Total Stockholder Return ($)
2023	1,781,302	1,639,769	801,776	740,588	136.58	29.6
2022	2,112,809	125,072	1,068,536	8,248	127.04	42.2
2021	1,843,763	4,473,940	909,241	2,281,628	187.34	38.9
(1)	See Note 3 to the Summary Compensation Table for information regarding the treatment of dividends and dividend equivalents payable on stock and similar awards.
(2)
Represents the “compensation actually paid” to Mr. Callan as computed in accordance with SEC requirements. Such amounts do not reflect the actual amount of compensation earned by or paid to Mr. Callan. See table immediately below for a reconciliation showing how “compensation actually paid” was calculated.

(3)
Represents the average amount of “compensation actually paid” to the NEOs as a group as computed in accordance with SEC requirements. Such amounts do not reflect the actual average amount of compensation earned by or paid to these NEOs as a group. See “– Compensation of NEOs.”

(4)	Represents net income attributable to One Liberty Properties, Inc.
In accordance with SEC requirements, the following adjustments were made to Mr. Callan’s total compensation for the applicable year to determine his “compensation actually paid”:
Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments ($)	Compensation Actually Paid to PEO ($)
2023	1,781,302	(652,760)	511,227	1,639,769
2022	2,112,809	(971,731)	(1,016,006)	125,072
2021	1,843,763	(738,334)	3,368,511	4,473,940
The table below sets forth the manner in which Equity Award Adjustments in the immediately preceding table were calculated (see footnotes (1) – (6) above for the assumptions made in the valuations that differ materially from those disclosed as of the grant date of such equity awards:
Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2023	663,011(1)	(127,592)(2)	(24,192)(3)	511,227
2022	675,599(4)	(1,486,618)(5)	(204,987)(6)	(1,016,006)
2021	1,194,371(7)	1,905,106(8)	269,034(9)	3,368,511
(1)	With respect to the 2023 RSU-ROCs, assumes that as of (i) the grant date, 53% of such awards would vest and (ii) year-end, 51% of such awards would vest.

(2)
With respect to the (A) 2022 RSU-ROCs, assumes that as of (i) year-end 2023, 67% of such awards would vest and (ii) year-end 2022, 69% of such awards would vest and (B) 2021 RSU-ROCs, assumes that as of (i) year-end 2023, 100% of such awards would vest and (ii) year-end 2022, 100% of such awards would vest.

(3)	With respect to the 2020 RSU-ROCs, which vested in 2023, assumes that as of year-end 2022, 100% of such awards would vest, which is the amount that actually vested.
(4)	With respect to the 2022 RSU-ROCs, assumes that as of (i) the grant date, 63% of such awards would vest and (ii) year-end, 69% of such awards would vest.
(5)
With respect to the (A) 2021 RSU-ROCs, assumes that as of (i) year-end 2022, 100% of such awards would vest and (ii) year-end 2021, 97% of such awards would vest and (B) 2020 RSU-ROCs, assumes that as of (i) year-end 2022, 100% of such awards would vest and (ii) year-end 2021, 100% of such awards would vest.

(6)	With respect to the 2019 RSU-ROCs which vested in 2022, assumes that as of year-end 2021, 100% of such awards would vest, which is the amount that actually vested.
(7)	With respect to the 2021 RSU-ROCs, assumes that as of (i) the grant date, 84% of such awards would vest and (ii) year-end 2021, 97% of such awards would vest.
(8)
With respect to the (A) 2020 RSU-ROCs, assumes that as of (i) year-end 2021, 100% of such awards would vest, and (ii) year-end 2020, 83% of such awards would vest and (B) 2019 RSU-ROCs, assumes that as of (i) year-end 2021, 100% of such awards would vest and (ii) year-end 2020, 67% of such awards would vest.

(9)	With respect to the 2018 RSU-ROCs which vested in 2021, assumes that as of year-end 2020, 73% of such awards would vest, as compared to 100% which actually vested.
Compensation of NEO’s
In accordance with SEC requirements, the following adjustments were made to average total compensation for the NEOs for each year to determine the “compensation actually paid” to this group.
Year	Average Reported Summary Compensation Table Total for NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($)(1)	Average Compensation Actually Paid to NEOs ($)
2023(2)(3)	801,776	(320,527)	259,339	740,588
2022(3)	1,068,536	(535,183)	(525,105)	8,248
2021(3)	909,241	(390,036)	1,762,423	2,281,628
(1)
Although the vesting of David Kalish’s restricted stock would accelerate upon his retirement, as he has not retired, and consistent with the disclosure elsewhere in this proxy statement (except as otherwise indicated), we have not accelerated the vesting of such awards.

(2)	The amount for 2023 includes David W. Kalish and Isaac Kalish, as each served as our chief financial officer for part of 2023.
(3)
The results for 2022 and 2021 have been reclassified to present Jeffrey A. Gould instead of Fredric H. Gould. The results for 2022 and 2021 do not include Isaac Kalish as his service as chief financial officer began in June 2023.

The table below sets forth the manner in which Average Equity Award Adjustments in the immediately preceding table were calculated (see footnotes (1) – (6) above for the assumptions made in the valuations that differ materially from those disclosed as of the grant date of such equity awards):
Year	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustments ($)
2023	325,079	(58,294)	(7,446)	259,339
2022	370,568	(801,630	(94,043	(525,105)
2021	635,632	1,005,318	121,473	1,762,423

Relationship to Compensation Actually Paid
The following charts show the relationship of the compensation actually paid to our PEO and the average compensation actually paid to our NEOs to our cumulative total stockholder return and net income for the periods indicated (TSR amounts in the graph assume an initial fixed investment of $100 and that all dividends, if any, are reinvested):

Compensation Actually Paid versus Cumulative TSR
Compensation Actually Paid
$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Value of Fixed $100 Investment
$200.00
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
$187.34
$127.04
$136.58
$4,473,940
$2,281,628
$125,072
$8,248
$1,639,769
$740,588
2021
2022
2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
OLP TSR

Compensation Actually Paid versus Net Income
Compensation Actually Paid
Net Income ($millions)
$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
$45.0
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$38.9
$42.2
$29.6
$4,473,940
$2,281,628
$125,072
$8,248
$1,639,769
$740,588
2021
2022
2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Net Income ($millions)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Background
In 2023 and 2022,
•
Matthew J. Gould, Chairman of our Board of Directors, served as a Senior Vice President and director of BRT Apartments Corp., as Chairman of the Board and Chief Executive Officer (or Manager) of the managing general partner of Gould Investors (which as of March 22, 2024 owned approximately 10.5% of our outstanding shares of common stock), and as a Vice President of Majestic;

•
Fredric H. Gould, Vice Chairman of our Board of Directors, served as a director of BRT Apartments, as sole stockholder of Majestic and, through December 31, 2022, as a director and sole stockholder of the managing general partner of Gould Investors; and

•
Jeffrey A. Gould, a Director and Senior Vice President of our company, served as a Director, President and Chief Executive Officer of BRT Apartments, and as a Senior Vice President and Director (or Manager) of the managing general partner of Gould Investors.

Matthew J. Gould and Jeffrey A. Gould are brothers and the sons of Fredric H. Gould. In addition, David W. Kalish, Mark H. Lundy, Israel Rosenzweig and Isaac Kalish, each of whom is an executive officer of our company, are officers of BRT Apartments and of the corporate managing general partner of Gould Investors. Isaac Kalish, David Kalish’s son, and Steven Rosenzweig, Israel Rosenzweig’s son, are employed by our affiliates.
Related Party Transactions
Pursuant to the C&SA, Majestic provides us with the Services. In accordance with such agreement, we paid Majestic, $3,317,000 and $3,067,000 in 2023 and 2022, respectively, which included $1,510,000 and $1,346,000 for property management services, respectively. In 2024, we will pay Majestic $1,879,000 and in addition, for its property management services, will pay it 1.5% and 2.0% of the rental payments (including tenant reimbursements and deferred rent) actually received by us from net lease tenants and operating lease tenants, respectively. We will not pay Majestic property management fees with respect to properties managed by third parties. Based on our property portfolio at December 31, 2023, we estimate that the property management fee in 2024 will be approximately $1.4 million. Majestic may earn a profit from payments made to it under such agreement. In addition, under this agreement, we also paid Majestic $317,000 in each of 2023 and 2022 and will pay Majestic $336,151 in 2024, as reimbursement for our share of direct office expenses, including rent, telephone, postage, computer services, internet usage and supplies. Majestic is wholly owned by the vice chairman of our board, and certain of our part-time officers, including our part-time named executive officers, are officers of, and receive compensation from, Majestic.
Our part-time officers also receive compensation from other companies affiliated with us for services unrelated to us. Majestic allocated an aggregate of $1,840,000 and $1,713,000 to the following officers (some of whom are also officers of Majestic and other affiliated companies) for the services they performed on our behalf in 2023 and 2022, respectively: Mark H. Lundy, $304,000 and $290,000; Israel Rosenzweig, $62,000 and $62,000; Isaac Kalish, $160,000 and $141,000; and Steven Rosenzweig, $99,000 and $85,000. See “Executive Compensation - Summary Compensation Table” for amounts allocated to Messrs. M. Gould, J. Gould and D. Kalish. (No amounts allocated by Majestic were allocated to Frederic H Gould and as previously reported in this proxy statement under “Governance of the Company — Compensation of Directors,” he received $125,197 in each of 2023 and 2022 for serving as Vice Chairman of the Board of Directors). The allocated amounts do not represent the amounts paid to such individuals which may be greater or less than the allocated amounts. These individuals also received compensation in 2023 and 2022 from our other affiliates, including BRT Apartments and Gould Investors, as well as other entities owned by Fredric H. Gould and/or members of his family, none of which provided services to us in 2023 or 2022. See “Executive Compensation - Compensation of Part-Time Named Executive Officers” for information regarding the determination of amounts paid by Majestic to these officers.
We obtain our property insurance in conjunction with Gould Investors and its affiliates and in 2023 and 2022, we reimbursed Gould $1,093,000 and $586,000, respectively, for our share of the insurance premiums.

During 2023 and 2022, $2,499,000 and $2,572,000, respectively, of non-cash compensation expense relating to the restricted stock and RSUs held by our part-time executive officers and employees (who may also be compensated by Majestic or its affiliates), was charged to our operations. See “Executive Compensation-Compensation Program — Background”. The grant date fair value of the shares of restricted stock and RSUs awarded in 2023 and 2022 to persons performing services for us pursuant to the C&SA is $2,053,000 and $3,011,000, respectively. The grant date fair value of such awards in 2023 and 2022, respectively, to these individuals is as follows: Fredric H. Gould, $298,880 and $447,249; Mark H. Lundy, $299,000 and $447,000; Israel Rosenzweig, $84,000 and $125,000; Isaac Kalish, $167,000 and $224,000; and Steven Rosenzweig, $100,000 and $125,000.

PROPOSAL 2

ADVISORY APPROVAL OF THE COMPENSATION OF EXECUTIVES
Section 14A of the Exchange Act (“Section 14A”) requires that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory vote is non-binding, the compensation committee and the Board will review the results of the vote and will consider our stockholders' concerns and take them into account in future determinations concerning our executive compensation program. The Board of Directors recommends that you indicate your support for our compensation policies and procedures for our named executive officers, as outlined in the resolution below. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the proxy statement for the Company’s 2024 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THIS RESOLUTION.

PROPOSAL 3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The audit committee and the board of directors is seeking ratification of the appointment of E&Y as our independent registered public accounting firm for 2024. A representative of E&Y is expected to be present at our annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
We are not required to have our stockholders ratify the selection of E&Y as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain E&Y, but may, in its discretion, decide to retain such independent registered public accounting firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ interests.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.
Audit and Other Fees
The following table presents E&Y’s fees for the services and years indicated:
	2023	2022
Audit fees(1)	$842,500	$839,615
Audit-related fees	—	—
Tax fees(2)	18,400	17,600
All other fees	—	—
Total fees	$860,900	$857,215
(1)
Includes fees for audit services and related expenses associated with the annual audit of our consolidated financial statements, including reviews of our quarterly reports, comfort letters, consents, review of documents filed with the SEC.

(2)	Tax fees consist of fees for certain tax compliance services and tax advice.
The audit committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of E&Y.
Pre-Approval Policy for Audit and Non-Audit Services
The audit committee must pre-approve all audit and non-audit services involving our independent registered public accounting firm.
In addition to the audit work necessary for us to file required reports under the Exchange Act (i.e., quarterly reports on Form 10-Q and annual reports on Form 10-K), our independent registered public accounting firm may perform non-audit services, other than those prohibited by the Sarbanes-Oxley Act of 2002, provided they are approved in advance by the audit committee. The audit committee approved all audit and non-audit services performed by our independent registered public accounting firm in 2023 and 2022.

REPORT OF THE AUDIT COMMITTEE
The role of the audit committee is to select and engage our independent registered public accounting firm and to oversee and monitor, among other things, our financial reporting process and the independence and performance of the independent registered public accounting firm. It is the responsibility of management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.
In performing its duties, the audit committee:
•
reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2023 (the “Audited Financial Statements”) with management and the independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”);
•	received from E&Y the written disclosures and the letter from E&Y regarding E&Y’s independence required by the applicable requirements of the PCAOB, and discussed with such firm its independence; and
•
based on the reviews and discussions referred to above, the audit committee recommended that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Respectfully submitted,

Leor Siri, Chair
J. Robert Lovejoy
Karen A. Till

ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
As of the date of this proxy statement, we do not know of any business that may properly be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy.
Our corporate governance guidelines, code of business conduct and ethics and the charter for each of our audit, compensation and nominating committees are available at the corporate governance section of our website at: https://1liberty.com/investor-relations/corporate-governance.
Copies of such documents may be obtained without charge by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Office of the Corporate Secretary.
This proxy statement (including the notice of meeting), the proxy card and our Annual Report are available at http://1liberty.com/annualmeetingmaterials.pdf.
Great Neck, NY	By order of the Board of Directors
April 22, 2024
S. Asher Gaffney, Vice President and Corporate Secretary

0

ONE LIBERTY PROPERTIES, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
JUNE 10, 2024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark H. Lundy and Asher Gaffney, and each of them, as proxies for the undersigned, each with the power to act without the other and with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of One Liberty Properties, Inc., a Maryland corporation (the “Company”), to be held on June 10, 2024, at 9:00 AM New York City time, and any adjournments or postponements thereof, and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of such meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.

(TO BE SIGNED ON REVERSE SIDE)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

ONE LIBERTY PROPERTIES, INC.

June 10, 2024

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-201-299-4446** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card and Annual Report to Stockholders are available at http://1liberty.com/annualmeetingmaterials.pdf

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

00000333030300000000 3 061024

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy, when properly executed, will be voted in the manner directed by you. If this Proxy is properly executed by you but no direction is made, this Proxy will be voted FOR all nominees named in the accompanying proxy statement and FOR proposals 2 and 3. If any nominee named in this Proxy is unable or unwilling to serve as a director, this proxy will be voted FOR any other nominee designated by the Board of Directors. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares of common stock unless you sign, date and return this card.

The Board of Directors recommends you vote FOR each of the Director Nominees listed below

1. Election of three Class 1 Directors, as described more fully in the accompanying proxy statement.

NOMINEES:	FOR	AGAINST	ABSTAIN
Edward Gellert	☐	☐	☐
Fredric H. Gould	☐	☐	☐
Leor Siri	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.

4. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Please date this Proxy.

ANNUAL MEETING OF STOCKHOLDERS OF

ONE LIBERTY PROPERTIES, INC.

June 10, 2024

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card and Annual Report to Stockholders are available at http://1liberty.com/annualmeetingmaterials.pdf

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00000333030300000000 3 061024

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy, when properly executed, will be voted in the manner directed by you. If this Proxy is properly executed by you but no direction is made, this Proxy will be voted FOR all nominees named in the accompanying proxy statement and FOR proposals 2 and 3. If any nominee named in this Proxy is unable or unwilling to serve as a director, this proxy will be voted FOR any other nominee designated by the Board of Directors. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares of common stock unless you sign, date and return this card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends you vote FOR each of the Director Nominees listed below

1. Election of three Class 1 Directors, as described more fully in the accompanying proxy statement.

NOMINEES:	FOR	AGAINST	ABSTAIN
Edward Gellert	☐	☐	☐
Fredric H. Gould	☐	☐	☐
Leor Siri	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.

4. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Please date this Proxy.